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                                                                     EXHIBIT 99



This release contains certain forward-looking statements, which are subject to a number of risks and uncertainties. Some factors that could cause actual results to differ materially include: business conditions and growth in the contract manufacturing industry and the general economy; variability of operating results; dependence on a limited number of customers; limited availability of components; dependence on certain industries; variability of customer requirements; and other risk factors described in the company's most recently filed SEC documents such as the registration statement referenced herein.


FOR IMMEDIATE RELEASE:


              JABIL CIRCUIT, INC. ANNOUNCES PUBLIC STOCK OFFERING


JUNE 6, 2000 - ST. PETERSBURG, FL - Jabil Circuit, Inc. (NYSE: JBL) announced today it has commenced a public offering of 13,000,000 shares of its Common Stock pursuant to Jabil's currently effective shelf registration statement.

The shares were offered by Jabil at a public offering price of $41.75 per share for total gross proceeds of $542,750,000. Thomas Weisel Partners LLC is the underwriter of the offering. The net proceeds of the offering will be used by Jabil for repayment of outstanding debt under Jabil's credit facility, for capital expenditures and for general corporate purposes, including working capital and possible acquisitions.

Jabil Circuit, Inc. is an electronic manufacturing services provider for international electronics companies in the communications, personal computer, peripheral, consumer and automotive markets. Jabil offers circuit design, board design from schematic, mechanical and production design, prototype assembly, volume board assembly and system assembly services from 12 locations in North America, Latin America, Europe and Asia.

A prospectus related to the offering may be obtained from Thomas Weisel Partners, One Montgomery Street, San Francisco, CA 94104.



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                          For more information contact
                                  Pam Schultz
                              Phone (727) 803-3349
                               Fax (727) 579-8529
                          Email Pam_Schultz@jabil.com